BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

April 12, 2021

BNY Mellon Variable Investment Fund:

Growth and Income Portfolio

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective April 30, 2021 BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of Growth and Income Portfolio (the "fund"), a series of BNY Mellon Variable Investment Fund (the "Trust"), as follows:

Until April 30, 2022, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of neither class (excluding Rule 12b-1 fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 0.80%. On or after April 30, 2022, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Trust, upon the approval of the Board of Trustees of the fund and BNYM Investment Adviser, to lower the net amounts shown and may only be terminated prior to April 30, 2022 in the event of termination of the Investment Advisory Agreement between BNYM Investment Adviser and the Trust on behalf of the fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto

   James Bitetto

Secretary

Accepted and Agreed To:

BNY MELLON VARIABLE INVESTMENT FUND

By: /s/ James Windels

      James Windels

      Treasurer